UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     March 31, 2005

BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27478	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (773) 380-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2005, Bally Total Fitness Holding Corporation (the “Company”) entered into an amendment and waiver to its existing term loan and revolving credit agreement with JPMorgan Chase Bank as Agent and the several banks and other financial institutions as parties thereto. The amendment and waiver, among other things, (i) amends the formula for the calculation of certain of the financial covenants in order to make such covenants less restrictive by exempting from the calculation thereof (a) certain costs incurred by the Company in connection with the pending SEC and Department of Justice investigations and other matters and (b) adjustments to rent expense as a result of the application of straight-line amortization to the Company’s real property leases, (ii) reduces the amount of permitted capital expenditures, (iii) imposes additional financial reporting requirements and (iv) waives certain defaults relating to, among other items, delivery of required financial information and certain leasehold mortgages.

The preceding description of the terms of the amendment and waiver is qualified in its entirety by reference to the text of the amendment and waiver, which is attached hereto as Exhibit 10.1.

Item 8.01	Other Events.

On April 5, 2005, the Company issued a press release announcing that it will hold an investor conference call on April 12, 2005 at 5:00 p.m. Eastern Time. The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

c. Exhibits

10.1	First Amendment and Waiver, dated as of March 31, 2005, under the Credit Agreement, dated as of November 18, 1997, as amended and restated as of October 14, 2004, among Bally Total Fitness Holding Corporation, a Delaware corporation, the lenders parties thereto, JPMorgan Chase Bank, N.A., as agent for the lenders, Deutsche Bank Securities, Inc., as syndication agent, and LaSalle Bank National Association, as documentation agent.

99.1	Press Release dated April 5, 2005.

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: April 5, 2005	/s/ Marc D. Bassewitz

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel